Exhibit 99.1

ClosedLoop™ clinical systems for safer healthcare.

FOR IMMEDIATE RELEASE	Contact: John Van Blaricum
913.307.1017

Michael Martens Joins Mediware as Chief Financial Officer

With executive finance experience at Euronet, Cerner and Sprint, Martens brings a track record of growth programs and proven results.

LENEXA, KS January 12, 2010 – Mediware Information Systems, Inc. (NASDAQ: MEDW) announced today that, effective February 10, 2010, Michael Martens will be the Company’s new chief financial officer. Martens leaves Euronet Worldwide, Inc. (NASDAQ: EEFT) where he held key financial positions for more than five years.

“Mike’s unique mix of industry and professional experience is an excellent fit with Mediware’s needs and I’m ecstatic that he is joining our team,” said Thomas Mann, Mediware’s president and chief executive officer. “He brings a broad base of experience including public accounting as well as executive financial management for rapidly growing public healthcare and software technology companies. I expect he will make an immediate contribution and help us maximize our resources as we continue to pursue growth.”

Mr. Martens’ most recent role was as the chief financial officer of the money transfer division of Euronet Worldwide, Inc., a global provider of electronic payment and transaction processing solutions that recorded revenues of $1 billion for fiscal year 2008. During the same period Euronet’s money transfer division processed more than $6 billion in transfers resulting in $231 million in revenue. Other positions he held during his tenure at Euronet included corporate treasurer and corporate controller.

Prior to Euronet, Mr. Martens was director of global finance for Kansas City-based Cerner Corporation (NASDAQ: CERN) where he supported global expansion efforts through contract development, financial planning and analysis, and US GAAP treatment for international software and services contracts. Prior to Cerner, Mr. Martens spent five years as part of Sprint’s (NYSE:S) financial team and three years with Price Waterhouse LLP.

“With a recent history of successful acquisitions, a very strong balance sheet and a significant customer base, Mediware is poised to continue the momentum gained over the past two years,” continued Mr. Mann.  “In Mike, we have found a disciplined, energetic and seasoned finance professional whose expertise will help us continue our growth strategies that are based on sound financial analysis, solid process controls and efficient execution.”

On November 3, 2009 Mediware announced results for the first quarter of the 2010 fiscal year, a growth period that represented the fifth consecutive increase in quarterly revenue and earnings. These results included total revenue of $10.7M, a 9 percent increase from the $9.8M reported in the comparable quarter in fiscal 2009. Net income for the quarter increased to $619,000, or 8 cents per fully diluted share, compared to $218,000, or 3 cents per fully diluted share reported in the comparable quarter of fiscal 2009.

Mediware has completed five acquisitions over the past 26 months which has almost doubled the size of Mediware’s customer base. These transactions include the December 2009 acquisitions of Healthcare Automation, Inc. and Advantage Reimbursement, Inc.,  as well as the purchases of SciHealth, Inc (June 2009); Hann’s On Software (Nov. 2008); and Integrated Marketing Solutions (Nov. 2007).

Mediware Introduces Martens as New CFO
2 of 2

Mediware expects to announce the results for the second quarter of fiscal 2010 on February 9, 2010. Information on participating in this call will be made available on February 2, 2010 and will be available on the company’s website, www.mediware.com.

About Mediware
Mediware delivers interoperable best-of-breed software systems that integrate with electronic medical records to improve efficiencies and address safety concerns enabling healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence-based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our web site at www.mediware.com.

###

Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2009, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.